EXHIBIT 99.1
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LaSalle Hotel Properties
3 Bethesda Metro Center, Suite 1200
Bethesda, MD 20814
Ph.  (301) 941-1500
Fax (301) 941-1553
www.lasallehotels.com

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       LASALLE HOTEL PROPERTIES INCREASES MONTHLY DIVIDEND BY 25 PERCENT
           Company Declares Monthly Dividend For Third Quarter 2005

      BETHESDA, MD, July 15, 2005 -- LaSalle Hotel Properties (NYSE: LHO) today announced an increase in its monthly dividend to $0.10 per common share of beneficial interest for each of the months of July, August and September 2005. This represents a 25 percent increase from the prior monthly dividend and results in a 3.6 percent annualized yield based on the Company's closing share price on July 14, 2005.

      "The dividend increase underscores our confidence in the improving fundamentals of our business and the Company's commitment to delivering our shareholders a favorable and increasing dividend income stream," said Hans Weger, Chief Financial Officer of LaSalle Hotel Properties.

      The July dividend will be paid on August 15, 2005 to common shareholders of record on July 29, 2005; the August dividend will be paid on September 15, 2005 to common shareholders of record on August 31, 2005; and the September dividend will be paid on October 14, 2005 to common shareholders of record on September 30, 2005.

      LaSalle Hotel Properties is a leading multi-tenant, multi-operator real estate investment trust, which owns interests in 22 upscale and luxury full-service hotels, totaling approximately 6,800 guest rooms in 14 markets in 10 states and the District of Columbia. The Company focuses on investing in upscale and luxury full-service hotels located in urban, resort and convention markets. LaSalle Hotel Properties seeks to grow through strategic relationships with premier internationally recognized hotel operating companies including, Westin Hotels and Resorts, Sheraton Hotels & Resorts Worldwide, Inc., Crestline Hotels and Resorts, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, Sandcastle Resorts & Hotels, Davidson Hotel Company, and the Kimpton Hotel & Restaurant Group, LLC.


Certain matters discussed in this press release may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although LaSalle Hotel Properties believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Certain factors that could cause actual results to differ materially from the Company's expectations are listed in the Company's Annual Report on Form 10-K for the year ended December 31, 2004, and subsequent SEC reports and filings. LaSalle assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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ADDITIONAL CONTACTS:
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         Hans Weger, Chief Financial Officer, LaSalle Hotel Properties
                                - 301/941-1500

      For additional information or to receive press releases via e-mail, please visit our website at www.lasallehotels.com